Exhibit 99.1

STONE ENERGY CORPORATION

Provides Update on Deep Water Cardona Project

LAFAYETTE, LA. December 3, 2014

Stone Energy Corporation (NYSE: SGY) today provided an operational update on its Cardona deep water development project. The Cardona project initial production testing started in late November and the two wells (Cardona #4 and #5) have been tested and will be closely monitored with flow rates ramping up over a four week period. The wells are expected to reach a combined gross production volume of 12,000 barrels of oil equivalent per day during this period. The Cardona wells (65% working interest) are flowing to the Stone owned (100% w.i.) and operated Pompano platform, where no incremental net operating expense is expected. The Cardona subsea facility allows for the tie-in of two additional wells, which are currently scheduled to be the Cardona #6 and #7 wells projected to be drilled in 2015.

“We are excited to announce that the Cardona deep water development project came online in November, ahead of its sanctioned schedule and under budget. The successful execution of the Cardona project is an important milestone for Stone Energy as it is projected to bring significant production and cash flow to the company. Our team was able to commence production on this deep water project less than one year after the first well commenced drilling, which is a best-in-class timetable. The planning, preparation and successful start-up on the Cardona project demonstrates our deep water development capabilities. We hope to build on this success as we initiate our multi-year deep water drilling program in mid-2015, which we expect will feature both development and exploration drilling.”

Separately, the Madison exploration well (Mississippi Canyon 479) spud in late October of 2014 and is expected to be at the targeted depth in early 2015. Stone currently controls a 40% working interest in the prospect, which is operated by Noble Energy. Additionally, drilling at both the Vernaccia prospect (32% w.i. - Mississippi Canyon 34/35) and the Harrier prospect (37% w.i. - Mississippi Canyon 118) is projected for the first quarter of 2015.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include weather, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.